Exhibit 99.1

Host Marriott Corporation

6903 Rockledge Drive

Suite 1500

Bethesda, MD 20817

Contacts:	Kevin J. Jacobs
Vice President
240-744-5212

Gregory J. Larson
Senior Vice President
240-744-5120

HOST MARRIOTT CORPORATION ANNOUNCES INCREASE IN PROPOSED PRIVATE PLACEMENT OF SENIOR NOTES DUE 2016

BETHESDA, MD; March 30, 2006 – Host Marriott Corporation (NYSE:HMT) announced today that Host Marriott, L.P., for whom the Company acts as sole general partner, increased its offering in a private placement to $800 million aggregate principal amount of 6 ¾% Series P senior notes due 2016 (the “Notes”). As the offering is a private placement, it will not be made to the general public. Only qualified institutional buyers may participate in the offering.

The net proceeds of the offering will be used to fund a portion of the cash consideration for the Company’s pending purchase of a portfolio of hotels from Starwood Hotels & Resorts Worldwide, Inc., to redeem the remaining $136 million of our 7 7/8% Series B senior notes due 2008 by September 30, 2006 and for other general corporate purposes. In the event we do not complete the purchase of the Starwood portfolio, we will use the net proceeds to redeem our 7 7/8% Series B senior notes due 2008 and for one or more of the following purposes: (i) to redeem the Company’s 10% Class C cumulative redeemable preferred stock and (ii) for general corporate purposes. The Notes generally may not be redeemed prior to 2011, except that in the event we do not complete the purchase of the Starwood portfolio, we may elect to redeem up to $400 million aggregate principal amount of the Notes.

The Notes to be offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the Notes will be structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

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